Exhibit 2.7

EXHIBIT “HH”

To Participation and Exploration Agreement between

Summit Discovery Resources II, LLC, Sumitomo Corporation,

Rex Energy I, LLC, R.E. Gas Development, LLC,

Rex Energy Operating Corp. and Rex Energy Corporation

FORM OF PARENT GUARANTY TO BE EXECUTED BY SUMITOMO

ON THE CLOSING DATE AS PROVIDED IN SECTION 14.01

GUARANTY

WHEREAS, reference is here made for all purposes to the foregoing Participation and Exploration Agreement (the “Agreement”) between Summit Discovery Resources II, LLC and Sumitomo Corporation, on the one hand, and Rex Energy I, LLC, R.E. Gas Development, LLC, Rex Energy Operating Corp., and Rex Energy Corporation, on the other hand; and terms defined in the Agreement shall have the meaning therein stated when used in this Guaranty; and

WHEREAS, the undersigned Sumitomo Corporation (herein called “Guarantor”) is the sole owner of (“Summit”); and in consideration for and to induce Rex Signatories to enter into the Agreement, Guarantor has agreed to enter into this agreement (“Guaranty”) and to guarantee performance of the agreements and obligations of Summit under the Agreement and related agreements as more fully provided hereinafter.

NOW, THEREFORE:

1. Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees the due and punctual performance when due of all agreements and obligations of Summit (including, without limitation, any obligation for the payment of money) under the Agreement and under the Area One JOA, Vista JOAs, Williams JOA, any Area Two JOA, Existing Area Three JOAs, any Area Three JOA, and Area Four JOA (collectively referred to as the “Guaranteed Obligations”). In this regard, the term “Summit” as used in this Guaranty will also include and refer to any Affiliate of Guarantor to whom any of the leases or properties which are or become jointly owned by Summit and Rex (or their respective Affiliates) as provided for or contemplated under the Agreement are assigned or conveyed, in whole or in part; but in the event of a sale and assignment by Summit Discovery Resources II, LLC or its Affiliate of any of such leases or properties, in whole or in part, to a third party who is not an Affiliate of Guarantor who assumes the obligations of Summit under the Agreement and any applicable joint operating agreement or agreements as to the lease or property, or interest therein, assigned to such third party, this Guaranty will not include or guarantee (and the “Guaranteed Obligations” will not include) performance of such obligations by such third party.

2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of performance and payment, and not of collection, and an obligation and debt of Guarantor for its own account; provided, however, Rex Signatories may resort to Guarantor for the performance of any of the Guaranteed Obligations only if, in their good faith judgment, efforts to obtain performance of the Guaranteed Obligations against Summit are not likely to result in the full and timely performance of such Guaranteed Obligations. Accordingly, except as provided in the preceding sentence, Rex Signatories shall not be obligated or required before enforcing this Guaranty against Guarantor: (a) to pursue any right or remedy Rex Signatories may have against Summit or any other Person or commence any suit or other proceeding against Summit or any other Person in any court or other tribunal or (b) to make any claim in a liquidation or bankruptcy of Summit or any other Person. As used herein, “Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a governmental authority.

3. Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be performed or paid, as applicable, strictly in accordance with the terms of the Agreement and any other documents evidencing the same. Guarantor waives any right that it might have to challenge the amount or validity of any amounts (a) acknowledged by Summit to be due under the Agreement or (b) determined to be due under the Agreement pursuant to arbitration or judicial proceedings or otherwise pursuant to, or in connection with, the Agreement. The liability of Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated, or otherwise affected by, any circumstance or occurrence whatsoever (other than full and timely performance or indefeasible payment in full, as applicable). This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Rex Signatories upon the insolvency, bankruptcy, or reorganization of Summit or otherwise, as though such payment had not been made.

4. Waivers. Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might increase the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder and hereby waives all rights Guarantor may now or in the future have under any statute relating to sureties or otherwise related to the foregoing waiver. Any right which at any time Guarantor has under existing or future laws to require that recourse be had to the assets of any other Person before any claim is enforced against Guarantor in respect of the Guaranteed Obligations hereby assumed by the Guarantor is hereby abandoned and waived. Guarantor agrees that if at any time any Rex Signatory sues Guarantor in respect of this Guaranty and Summit is not sued also, Guarantor shall not claim that Summit must be made a party to the proceedings. Guarantor agrees to be bound by this Guaranty whether or not it is made a party to legal proceedings for the recovery of any amount due or owing to Rex Signatories by Rex and whether the formalities required by any law whether existing now or in the future in regard to the rights or obligations of sureties shall or shall not have been observed.

5. Expenses of Enforcement. In the event of default by Guarantor in performance of its agreements under this Guaranty, Guarantor shall pay and reimburse Rex Signatories for any and all expenses (including, without limitation, attorneys’ fees and arbitrators’ fees or costs of court) incurred by Rex Signatories in enforcing any rights under this Guaranty.

6. Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent in the manner provided in the Agreement. Any such notice or communication shall be deemed to have been given as provided in the Agreement for notices thereof.

7. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

8. Term of Guaranty. This Guaranty shall be and remain in effect as to all Guaranteed Obligations arising or accruing or becoming owing at any time or times prior to, but not after, the expiration of ten (10) years after the Closing Date.

9. Binding Effect and Assignment. This Guaranty shall be binding on Guarantor and its successors, and inure to the benefit of the Rex Signatories and their respective successors and the assignees of any Rex Signatories who are Affiliates of Rex Energy Corporation, but this Guaranty shall not inure to the benefit of or be enforceable by any assignee of any of Rex Signatories who is not an Affiliate of Rex Energy Corporation.

10. Amendments and Waivers. No amendment of this Guaranty shall be effective unless it is in writing and signed by Guarantor and the Rex Signatories, and no waiver of this Guaranty or consent to any departure by Guarantor herefrom shall be effective unless it is in writing and signed by the Rex Signatories, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for that given and to the extent specified in such writing.

EXECUTED as of the      day of             , 2010, to be effective as of the Closing Date.

SUMITOMO CORPORATION

By

Name:
Title: